Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the use in this Registration Statement of ICOA, Inc. and Subsidiary on Form 10-KSB of our report dated April 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's recurring losses from operations which raise substantial doubt about its ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Summary Financial Data" and "Experts" in such Prospectus.

/s/ Sherb & Co., P.C.

Sherb & Co., P.C.
New York, New York
October 23, 2003